Filed Pursuant to Rule 424(b)(3)
File Number 333-135121

Prospectus Supplement No. 11
to Prospectus dated August 10, 2007, as supplemented by
Prospectus Supplement No. 1 dated August 14, 2007,
Prospectus Supplement No. 2 dated September 21, 2007,
Prospectus Supplement No. 3 dated October 10, 2007,
Prospectus Supplement No. 4 dated November 14, 2007,
Prospectus Supplement No. 5 dated December 3, 2007,
Prospectus Supplement No. 6 dated December 19, 2007,
Prospectus Supplement No. 7 dated January 11, 2008,
Prospectus Supplement No. 8 dated January 22, 2008,
Prospectus Supplement No. 9 dated January 23, 2008 and
Prospectus Supplement No. 10 dated January 25, 2008

XETHANOL CORPORATION

This Prospectus Supplement No. 11 supplements our Prospectus dated August 10, 2007, as supplemented by Prospectus Supplement No. 1 dated August 14, 2007, Prospectus Supplement No. 2 dated September 21, 2007, Prospectus Supplement No. 3 dated October 10, 2007, Prospectus Supplement No. 4 dated November 14, 2007, Prospectus Supplement No. 5 dated December 3, 2007, Prospectus Supplement No. 6 dated December 19, 2007, Prospectus Supplement No. 7 dated January 11, 2008, Prospectus Supplement No. 8 dated January 22, 2008, Prospectus Supplement No. 9 dated January 23, 2008 and Prospectus Supplement No. 10 dated January 25, 2008. The shares covered by the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and will not receive any proceeds from this offering, except on the exercise of warrants.

Our common stock is listed on the American Stock Exchange (“AMEX”) under the symbol “XNL.” The last sale price reported on the AMEX for our common stock on March 24, 2008 was $0.42.

This Prospectus Supplement includes the attached Current Report on Form 8-K dated March 12, 2008, as filed with the U.S. Securities and Exchange Commission on March 25, 2008.

You should read the Prospectus and this Prospectus Supplement No. 11, together with Prospectus Supplement No. 1 dated August 14, 2007, Prospectus Supplement No. 2 dated September 21, 2007, Prospectus Supplement No. 3 dated October 10, 2007, Prospectus Supplement No. 4 dated November 14, 2007, Prospectus Supplement No. 5 dated December 3, 2007, Prospectus Supplement No. 6 dated December 19, 2007, Prospectus Supplement No.7 dated January 11, 2008, Prospectus Supplement No. 8 dated January 22, 2008, Prospectus Supplement No. 9 dated January 23, 2008 and Prospectus Supplement No. 10 dated January 25, 2008, carefully before you invest, including the section of the Prospectus titled “Risk Factors,” which begins on page 5 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 25, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 12, 2008

Xethanol Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50154	84-1169517
(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 723-4000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2008, Mr. Thomas J. Endres informed the board of directors of Xethanol Corporation of his decision not to renew his employment agreement, which expired on March 6, 2008. Mr. Endres resigned as Chief Operating Officer and Executive Vice President of Xethanol Corporation effective 30 days from the date of his resignation letter, or April 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xethanol Corporation

Date: March 25, 2008	By:	/s/ David R. Ames
David R. Ames
Chief Executive Officer and President